Exhibit 99.1

VASCO Reports Results for Second Quarter and First Six Months of 2011

Revenue for the second quarter of 2011 was $43.0 million, an increase of 74% compared to the second quarter of 2010; Operating income for the second quarter of 2011 was $3.4 million, an increase of 116% compared to the second quarter of 2010. Guidance for full-year revenue growth in 2011 over 2010 increased. Financial results for the period ended June 30, 2011 and guidance for full-year 2011 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, July 26, 2011 - VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the second quarter and six months ended June 30, 2011.

Revenue for the second quarter of 2011 increased 74% to $43.0 million from $24.7 million in the second quarter of 2010, and for the first six months of 2011, increased 63% to $79.3 million from $48.7 million for the first six months of 2010.

Net income for the second quarter of 2011 was $2.6 million, or $0.07 per diluted share, an increase of $1.2 million, or 88%, from $1.4 million, or $0.04 per diluted share, for the second quarter of 2010. Net income for the first six months of 2011 was $5.1 million, or $0.13 per diluted share, an increase of $3.1 million, or 160%, from $2.0 million, or $0.05 per diluted share, for the comparable period in 2010.

Other Financial Highlights:

•

Gross profit was $26.3 million, or 61% of revenue, for the second quarter of 2011 and $49.0 million, or 62% of revenue, for the first six months of 2011. Gross profit was $17.4 million and $34.1 million for the second quarter and first six months of 2010, respectively, or 70% of revenue for both periods of 2010.

•

Operating expenses for the second quarter and first six months of 2011 were $22.9 million and $42.5 million, respectively, an increase of 44% from $15.9 million reported for the second quarter of 2010 and an increase of 34% from $31.8 million reported for the first six months of 2010.

•

Operating expenses for the second quarter and first six months of 2011 included $0.8 million and $1.3 million, respectively, of expenses related to stock-based incentives. Operating expenses for the second quarter and first six months of 2010 included $0.6 million and $1.2 million, respectively, of expenses related to stock-based incentives.

•

Operating income for the second quarter and first six months of 2011 was $3.4 million and $6.5 million, respectively, an increase of $1.8 million, or 116%, from $1.6 million reported for the second quarter of 2010 and an increase of $4.2 million, or 181%, from $2.3 million reported for the first six months of 2010. Operating income as a percentage of revenue for the both second quarter and first six months of 2011 was 8% compared to 6% and 5% for the comparable periods in 2010.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $5.3 million and $9.8 million for the second quarter and first six months of 2011, respectively, an increase of 134% from $2.2 million reported for the second quarter of 2010 and an increase of 159% from $3.8 million reported for the first six months of 2010.

•

Cash balances at June 30, 2011 totaled $84.6 million compared to $86.0 million and $85.5 million at March 31, 2011 and December 31, 2010, respectively. There were no bank borrowings at any of the periods ended June 30, 2011, March 31, 2011 or December 31, 2010.

Operational and Other Highlights:

•	VASCO acquired Alfa & Ariss, a specialist in open identity and access management, on April 1, 2011.

•	VASCO’s cloud-based DIGIPASS as a Service authentication was made available for Google™ Apps.

•	Belgian cloud service provider Thinfactory put DIGIPASS as a Service at the disposal of the end-users of its online web store.

•	VASCO entered the global SSL certificate market with CertiID SSL and EV SSL certificates.

•	VASCO launched its CertiID managed PKI offering trusted certificates to corporations’ employees and business partners.

•	VASCO launched DIGIPASS 836, a smart card reader with an optical interface and replaceable batteries.

•	The University of Colorado at Boulder used VASCO’s DIGIPASS GO 6 and IDENTIKEY Server to secure access to its new supercomputer and its network.

•	Indiana University deployed VASCO’s DIGIPASS to provide secure access to its institutional data and online applications.

•	Soliton Systems, a leading Japanese network solution vendor, embedded VACMAN® Controller in its Net’Attest EPS series product line, its all-in-one authentication server appliances.

Guidance for full-year 2011:

VASCO is revising its guidance for the full-year 2011 as follows:

•

Expected revenue growth of more than 40% for the full-year 2011 over full-year 2010, as compared to expected full-year revenue growth of more than 20% announced at the end of the first quarter of 2011; and

•

Operating margins, excluding expenses related to the amortization of acquisition-related intangible assets, for full-year 2011 are projected to be in the range of 8% to 12% of revenue, no change from guidance previously announced, but are expected to be at the lower end of the range.

“The second quarter of 2011 continued to show strong revenue growth from our traditional businesses,” stated T. Kendall Hunt, Chairman & CEO. “Revenues in the second quarter of 2011 were the highest in the company’s history, reflecting strong growth from the banking market partially offset by a decline in revenues from the enterprise and application security market. We expect to report strong revenue growth for full-year 2011 over 2010. We believe that our strong order intake, which includes a significant number of orders scheduled to ship and invoice in 2011 and beyond, is an important and concrete sign that our business is gaining momentum. We also continued to invest in our DIGIPASS as a Service product line. The addition of Google™ Apps to our platform was a significant addition and we continue to work on integrating other important SAAS applications into our platform.”

“In addition to our strong order intake, we have a strong pipeline of potential new orders and we expect that we will experience continued strong revenue growth in the second half of the year, driven primarily by the performance of the banking sector,” stated Jan Valcke, VASCO’s President and COO. “We also believe that our non-banking business will improve as a result of programs designed to support our reseller channel and their efforts. With the projected strong growth in revenues from the banking market in 2011, which includes high volume transactions with lower average selling prices, we expect our gross margins as a percentage of revenue will continue to be below the comparable quarters of 2010. Looking forward, we believe that as the performance from our non-banking business improves and our services strategy gains traction, our gross margins will improve.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, July 26, 2011, at 10:00 a.m. EST - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the Second Quarter and First Six Months Ended June 30, 2011.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-268-2160

International: +1 303-223-4375

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day for at least 60 days.

VASCO Data Security International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net revenue	$42,981	$24,742	$79,339	$48,656

Cost of goods sold	16,677	7,306	30,355	14,532

Gross profit	26,304	17,436	48,984	34,124

Operating costs:
Sales and marketing	11,469	7,727	20,982	15,656
Research and development	5,088	3,327	9,145	6,598
General and administrative	5,640	4,698	11,001	9,347
Amortization of purchased intangible assets	707	108	1,387	223

Total operating costs	22,904	15,860	42,515	31,824

Operating income	3,400	1,576	6,469	2,300

Interest income	124	63	236	134
Other income (expense), net	319	142	610	202

Income before income taxes	3,843	1,781	7,315	2,636
Provision for income taxes	1,222	385	2,194	667

Net income	$2,621	$1,396	$5,121	$1,969

Net income per share:
Basic	$0.07	$0.04	$0.14	$0.05
Diluted	$0.07	$0.04	$0.13	$0.05
Weighted average common shares outstanding:
Basic	37,532	37,404	37,526	37,400

Diluted	38,752	38,201	38,611	38,242

See accompanying notes to consolidated financial statements.

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$84,630	$85,533
Accounts receivable, net of allowance for doubtful accounts	22,540	21,702
Inventories	14,174	10,710
Prepaid expenses	2,419	1,859
Foreign sales tax receivable	584	2,282
Deferred income taxes	632	369
Other current assets	1,774	199

Total current assets	126,753	122,654

Property and equipment, net	5,697	4,771
Goodwill	17,204	12,772
Intangible assets, net of accumulated amortization	11,411	1,603
Other assets	2,067	1,141

Total assets	$163,132	$142,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,076	$8,857
Deferred revenue	10,324	6,464
Accrued wages and payroll taxes	7,529	4,971
Income taxes payable	2,670	2,109
Other accrued expenses	5,248	3,364

Total current liabilities	32,847	25,765

Deferred compensation	1,026	456
Deferred revenue	25	47
Deferred tax liability	1,204	180

Total liabilities	35,102	26,448

Stockholders’ equity :
Common stock	38	38
Additional paid-in capital	69,191	68,428
Accumulated income	52,645	47,524
Accumulated other comprehensive income	6,156	503

Total stockholders’ equity	128,030	116,493

Total liabilities and stockholders’ equity	$163,132	$142,941

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to net income (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands, unaudited)		(in thousands, unaudited)

EBITDA	$5,270	$2,248	$9,751	$3,764

Interest income, net	124	63	236	134
Provision for income taxes	(1,222)	(385)	(2,194)	(667)
Depreciation and amortization	(1,551)	(530)	(2,672)	(1,262)

Net income	$2,621	$1,396	$5,121	$1,969

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO:

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 10,000 companies in more than 100 countries, including approximately 1,700 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “mean,” “potential” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

VASCO’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other public filings with the U.S. Securities and Exchange Commission discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. VASCO does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com